EXHIBIT 3.2

SECOND AMENDED AND RESTATED

ARTICLES OF INCORPORATION OF

GIVBUX, INC.

(a Nevada corporation)

Pursuant to the Nevada Revised Statutes ("NRS") Section 78.010, et. seq. these Articles of Incorporation (the "Articles") are submitted for filing with the Secretary of State of the State of Nevada by the undersigned, an authorized person, acting on behalf of the corporation formed hereby.

1. Name. The name of the corporation formed hereby (the "Corporation") is GIVBUX, INC.

2. Purpose and Powers. The purpose of the Corporation is to engage in any activity for which limited liability companies may be organized in the State of Nevada. The Corporation shall possess and may exercise all of the powers and privileges granted by the Act or by any other law or by the Articles, together with any powers incidental thereto, so far as such powers and privileges are necessary or convenient to the conduct, promotion or attainment of the business purposes or activities of the Corporation.

3. Certificates; Term; Existence. An "authorized person" within the meaning of the NRS, has executed, delivered and filed the Articles of Incorporation of the Corporation with the Office of the Secretary of State of the State of Nevada. The Corporation and/or its authorized persons shall execute, deliver and file any other certificates (and any amendments and/or restatements thereof) necessary for the Corporation to qualify to do business in any other jurisdiction in which the Corporation may wish to conduct business. The term of the Corporation commenced on the date hereof, being the date the Articles of Incorporation of the Corporation was filed with the Office of the Secretary of State of the State of Nevada, and the term of the Corporation shall continue until the dissolution of the Corporation pursuant to Section 78.575 thereof. The existence of the Corporation as a separate legal entity shall continue until the cancellation of the Articles of Incorporation of the Corporation pursuant to the NRS or as set forth herein.

4. Principal Office. The principal office of the Corporation shall be located at 2751 West Coast Highway, Ste 200, Newport Beach, CA 92663 or any other suitable location as determined by the Board of Directors.

5. Registered Agent and Registered Office. The registered agent and the registered office of the Corporation in the state of Nevada shall be Incorporating Solutions Group, Inc. located at 10120 S Eastern Ave, Ste 200, Henderson, NV, 89052, USA or any successor as appointed by the Corporation. The registered agent is acting as an authorized person on behalf of the Corporation in connection with the filing of these Articles.

6. Board of Directors. The governing body of the Corporation shall be known as the Board of Directors, and the number of directors of the corporation may be increased or decreased in the manner provided in the Bylaws of the Corporation provided, that the number of directors shall never be less than one (1) and no more than twelve (12). In the interim between elections of directors by stockholders entitled to vote, all vacancies, including vacancies caused by an increase in the number of directors and including vacancies resulting from the removal of directors by the stockholders entitled to vote which are not filled by said stockholders, may be filled by the remaining directors, though less than a quorum. Any resignation or appointment of officers or directors shall be notarized in accordance with FINRA or other then applicable standards and practices.

Page 1 of 4

7. Individual Liability. The personal liability of the directors of the Corporation is hereby eliminated to the greatest extent permitted by paragraph 1 of Section 78.037 of the NRS, as the same may be amended and supplemented.

8. Indemnification. The Corporation shall, to the fullest extent permitted by Section 78.751 of the NRS, as the same may be amended and supplemented, indemnify any and all persons whom it shall have power to indemnify under said section from and against any and all expenses, liabilities, or other matters referred to in or covered by said section.

9. Classes of Stock. The Corporation is authorized to issue two classes of shares of stock to be designated as "Common Stock" and "Preferred Stock". The total number of shares of Stock which this Corporation is authorized to issue is One Hundred Sixty Million Shares, par value $0.001.

9.1 The total number of shares of Common Stock which this Corporation is authorized to issue is On Hundred Fifty Millon Shares (150,000,000), par value $0.001

9.2 The total number of Preferred Stock which this Corporation is authorized to issue Ten Million shares (10,000,000), par value $0.001, as further designated by the Board of Directors.

10. Rights of Preference and Restrictions on Preferred Stock. The shares of Preferred Stock may be issued from time to time in one or more series. The Board of Directors of the Corporation (the "Board of Directors") is expressly authorized to provide for the issue of all or any of the shares of the Preferred Stock in one or more series, and to fix the number of shares and to determine or alter for each such series, such voting powers, full or limited, or no voting powers, and such designations, preferences, and relative, participating, optional, or other rights and such qualifications, limitations, or restrictions thereof, as shall be stated and expressed in the resolution or resolutions adopted by the Board of Directors providing for the issue of such shares (a "Preferred Stock Designation") and as may be permitted by the NRS. The Board of Directors is also expressly authorized to increase or decrease (but not below the number of shares of such series then outstanding) the number of shares of any series subsequent to the issue of shares of that series. In case the number of shares of any such series shall be so decreased, the shares constituting such decrease shall resume the status that they had prior to the adoption of the resolution originally fixing the number of shares of such series.

11. Preferred Stock Dividend Rights. Subject to the rights of series of Preferred Stock which may from time to time come into existence, the holders of shares of Preferred Stock shall be entitled to receive dividends, out of any assets legally available therefor, prior and in preference to any declaration or payment of any dividend (payable other than in Preferred Stock or other securities and, rights convertible into or entitling the holder thereof to receive, directly or indirectly, additional shares of Preferred Stock of the Corporation) on the Preferred Stock of the Corporation, at the rate declared by the Board of Directors. Such dividends shall not be cumulative.

Page 2 of 4

12. Common Stock Dividend Rights. Subject to the prior rights of holders of all classes of stock at the time outstanding having prior rights as to dividends, the holders of the Common Stock shall be entitled to receive, when and as declared by the Board of Directors, out of any assets of the Corporation legally available therefor, such dividends as may be declared from time to time by the Board of Directors.

13. Redemption. Neither the Preferred, nor the Common Stock are redeemable.

14. Liquidation Rights. Upon the liquidation, dissolution or winding up of the Corporation, the assets of the Corporation shall be distributed pro rata amongst any holders of Preferred Stock and then pro rata amongst the holders of Common Stock.

15. Voting Rights. Each holder of the Common Stock shall be entitled to one (1) vote for each share of stock standing in his/her name on the books of the corporation.

16. Compensation. None of the members of the Board of Directors or the Officers shall receive compensation for services rendered to the Corporation; unless memorialized by separate written agreement with the Corporation.

17. Dissolution. The Corporation shall dissolve, and its affairs shall be wound up, upon the earliest to occur of: (i) the unanimous decision of the Board of Directors; or (ii) an event of dissolution of the Corporation under the Act. Upon the dissolution of the Corporation pursuant to this section, the Corporation shall continue solely for the purposes of winding up its affairs in an orderly manner, liquidating its assets, and satisfying the claims of its creditors and the Members, and none of the Members nor the Manager shall take any action that is inconsistent with, or not necessary to or appropriate for, the winding up of the Corporation’s business and affairs; provided that all covenants contained in the Articles and obligations provided for in the Articles shall continue to be fully binding upon the Members until such time as the property of the Corporation has been distributed pursuant to Section 18 and the Certificate of Formation of the Corporation has been cancelled pursuant to the Act and the Articles.

18. Governing Law. THESE ARTICLES SHALL BE GOVERNED BY AND CONSTRUED UNDER THE LAWS OF THE STATE OF NEVADA, EXCLUDING ANY CONFLICTS OF LAWS RULE OR PRINCIPLE THAT MIGHT REFER THE GOVERNANCE OR CONSTRUCTION OF THE ARTICLES TO THE LAW OF ANOTHER JURISDICTION.

19. Severability. Except as otherwise provided in the succeeding sentence, every term and provision of the Articles is intended to be severable, and if any term or provision of the Articles is illegal or invalid for any reason whatsoever, such illegality or invalidity shall not affect the legality or validity of the remainder of the Articles. The preceding sentence shall be of no force or effect if the consequence of enforcing the remainder of the Articles without such illegal or invalid term or provision would be to cause any party to lose the benefit of its economic bargain hereunder.

Page 3 of 4

20. Notices. Any notice, payment, demand or communication required or permitted to be given by any provision of the Articles shall be in writing or by facsimile and shall be deemed to have been delivered, given and received for all purposes (a) if delivered personally to the person or to an officer of the person to whom the same is directed or (b) when the same is actually received, if sent either by courier or delivery service or registered or certified mail, postage and charges prepaid, or by facsimile, if such facsimile is followed by a hard copy of the facsimiled communication sent by registered or certified mail, postage and charges prepaid, addressed to the recipient party at the address set forth for such party above.

21. Amendments. The Corporation reserves the right to amend, alter, change, or repeal any provision contained in these Articles of Incorporation in the manner now or hereafter prescribed by NRS, and all rights conferred upon stockholders herein are granted subject to this reservation.

22. Forum Selection/Consent to Jurisdiction. Any proceeding seeking to enforce any provision of, or based on any right arising out of, the Articles may be brought, conducted and heard in the State or Federal courts of the State of Nevada and such state and federal courts shall have non-exclusive jurisdiction over any proceeding seeking to enforce any provision of, or based upon any right arising out of, these Articles. Nothing herein shall affect the right of any party to serve legal process in any manner permitted by law or affect its right to bring any action in any other court.

23. Relationship between the Articles of Incorporation and the NRS. Regardless of whether any provision of the Articles specifically refers to particular NRS default provisions, (a) if any provision of these Articles conflicts with a default rule, the provision in the Articles shall control and the default rule shall be modified or negated accordingly, and (b) if it is necessary to construe a default rule as modified or negated in order to effectuate any provision of the Articles, the default rule shall be so construed. For purposes of this section, "Default Rule" shall mean a rule stated in the NRS that applies except to the extent it is negated or modified through the provisions of a Corporation's Articles of Incorporation or Bylaws.

24. IN WITNESS WHEREOF, the undersigned have caused these Articles of Incorporation to be executed as of June 19, 2025.

By:	Umesh T. Singh
Umesh T. Singh
Director and President

Page 4 of 4